Exhibit 21.1

Subsidiaries of the Registrant

Advanced Materials Sciences, Inc.
CombiMatrix International Holdings Corp.
CombiMatrix Molecular Diagnostics, Inc.
CombiMatrix K.K.
Leuchemix, Inc.